EXHIBIT 99

SBS INTERACTIVE IMPROVES CAPITAL STRUCTURE

     CONVERTIBLE DEBENTURES CONVERTED TO EQUITY AT A PREMIUM TO FIXED CONVERSION PRICE

 TORONTO, April 15 /PRNewswire-FirstCall-- SBS Interactive, Co. (OTCBB:
SBSS) announced today that persons who had collectively loaned the Company approximately $980,000 converted the loans into common stock as of February 6, 2004. The note holders, including the Company's management, converted at a price of $0.225. The holder of the largest note was entitled to convert at a price of $0.04 per share, but voluntarily agreed to increase the conversion price. In connection with the transaction, the note holders received five-year warrants to purchase approximately 1.1 million shares of the Company's common stock at an exercise price of $0.85 and warrants to purchase 4.4 million shares of the Company's common stock at an exercise price of $1. The conversion by the note holders into 4.4 million shares of common stock substantially eliminates all of the Company's debt. The Company borrowed the funds over the past 24 months to develop its Side By Side technology.


"We are pleased by this strong vote of confidence in the Company by our lenders," said Todd Gotlieb, SBS's Chief Executive Officer. "We believe this conversion, at an increased price, simplifies our capital structure and substantially eliminates all debt from our balance sheet. We have seen substantial interest in our Side by Side technology from both the business and consumer markets, and this conversion of debt will allow us to attract additional investment as we develop this promising technology further."

The Side by Side technology uses a proprietary, patented reverse "blue screen" technology to seamlessly combine virtually any kind of pre recorded or computer generated content with the users' environment. The environment integrates with the content via the fully automated digital camera in the Side By Side set-top box. For optimal effect, this happens in real time.

This press release contains forward-looking statements that are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the Company's actual results, performance or achievements, or developments in its industry, to differ materially from the anticipated results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause actual results to differ materially from anticipated results include risks and uncertainties related to the performance of the Company's product, whether the Company's product receives required government approvals, whether agencies responsible for approving the product will require modifications to it that may be costly or time consuming to make, the Company's ability to create a market for its product, general economic conditions that adversely effect discretionary spending, the development of competitive products that may perform better or be less costly than the Company's product, and other factors over which the Company has no control. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Actual results may differ materially from the Company's expectations and estimates.

Ed Lewis, CEOcast, Inc. for SBS Interactive at (212) 732-4300